SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The E.W. Scripps Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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THE E. W. SCRIPPS COMPANY

Scripps Center

312 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 29, 2003

TO THE SHAREHOLDERS OF THE E. W. SCRIPPS COMPANY

      The Annual Meeting of the Shareholders of The E. W. Scripps Company (the “Company”) will be held at the Queen City Club, Cincinnati, Ohio, on Tuesday, April 29, 2003 at 10:00 a.m., local time, for the following purposes:

1.	To elect eleven persons to serve as directors for the ensuing year;

2.	To transact such other business as may properly come before the meeting.

      The board of directors has fixed the close of business on February 28, 2003 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

      We encourage you to attend the meeting and vote your shares in person. If you plan to attend the meeting and need special assistance because of a disability, please contact the secretary’s office.

      We have enclosed the 2002 Annual Report, including financial statements, and the Proxy Statement with this Notice of Annual Meeting.

      It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Registered shareholders can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may still vote your shares by marking your vote on the enclosed proxy card, signing, dating it and mailing it in the envelope provided. Returning your executed proxy card, or voting your shares using the toll-free number or the Internet, will not affect your right to attend the meeting and vote your shares in person.

      Your proxy is being solicited by the board of directors,

M. DENISE KUPRIONIS, ESQ.
Vice President
Corporate Secretary/ Director of Legal Affairs

March 28, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2003
PROXY STATEMENT
PROPOSAL 1
REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT ON THE COMPENSATION OF DIRECTORS
REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT ON STOCKHOLDER RETURN -- PERFORMANCE GRAPH
REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON THE COMPANY’S PENSION PLAN
REPORT ON CERTAIN TRANSACTIONS
REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS
REPORT ON SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS
Appendix

The E. W. Scripps Company

312 Walnut Street

Cincinnati, Ohio 45202

PROXY STATEMENT

2003 ANNUAL MEETING

April 29, 2003

      This proxy statement, together with the accompanying notice of meeting, proxy card and annual report, is being mailed to shareholders on or about March 28, 2003. It is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The E. W. Scripps Company, an Ohio corporation (the “Company”), which will be held on Tuesday, April 29, 2003.

      The close of business on February 28, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      On February 28, 2003 the Company had outstanding 61,741,354 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 18,369,113 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.

PROPOSAL 1

Election of Directors

      A board of eleven directors is to be elected, four by the holders of Class A Common Shares voting separately as a class and seven by the holders of Common Voting Shares voting separately as a class. In the election, the nominees receiving the greatest number of votes will be elected. All directors will hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

      Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the four directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the seven directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose. Mr. Charles E. Scripps is retiring from the board of directors and not standing for reelection at the annual meeting of shareholders.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      The following table sets forth certain information as to each of the nominees for election to the board of directors.

		Director	Principal Occupation or Occupation/Business
Name	Age	Since	Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares
David A. Galloway (1)	59	2002	President and Chief Executive Officer of Torstar Corporation from 1988 until his retirement in May 2002. (a media company listed on the Toronto Stock Exchange).
Nicholas B. Paumgarten (2)	57	1988	Managing Director of J.P. Morgan Chase since February 10, 1992 (an investment banking firm).
Ronald W. Tysoe (3)	49	1996	Vice Chairman, since December 1997 and Vice Chairman and Chief Financial Officer from April 1990 to December 1997 of Federated Department Stores, Inc.
Julie A. Wrigley	54	1997	President and CEO of Wrigley Investments, LLC since March 1999, Chairman and CEO of Wrigley Management Inc. from 1995 through 1998, Assistant to the President/CEO of Wm. Wrigley Jr. Company from 1994 through 1998, Investment Advisor & Manager of Wrigley Family Trusts and Estates from 1977 through 1998.
Nominees for Election by Holders of Common Voting Shares
William R. Burleigh (4)	67	1990	Chairman of the Company since May 1999. Chief Executive Officer of the Company from May 1996 to September 2000, President of the Company from August 1994 to February 2000, Chief Operating Officer from May 1994 to May 1996, Executive Vice President from March 1990 through May 1994 and Senior Vice President/Newspapers and Publishing from September 1986 to March 1990.
John H. Burlingame (5)	69	1988	Retired Partner since January 1, 2003, Active Retired Partner from January 1, 2000 to December 31, 2002, Senior Partner from January 1, 1998 to December 31, 1999, Partner from June 1, 1997 through December 31, 1997 and Executive Partner from 1982 through June 1, 1997 of Baker & Hostetler LLP (law firm).
Kenneth W. Lowe	52	2000	President and Chief Executive Officer since October 2000, President and Chief Operating Officer of the Company from January 2000 to September 2000, Chairman and CEO of Scripps Networks, a subsidiary of the Company, from 1994 to January 2000.
Jarl Mohn (6)	51	2002	President and Chief Executive Officer of Liberty Digital, Inc. from January 1999 to March 29, 2002, President and CEO of E! Entertainment Television from January 1990 to December 1998.
Nackey E. Scagliotti (7)	57	1999	President since January 2001, President and Publisher from May 1999 to December 2000, Acting Publisher in 1998 and Assistant Publisher from 1994 through 1998 of Neighborhood Publications, Inc. (weekly newspapers). Chairman of the Board of Directors since May 1999, Assistant Publisher from 1996 to May 1999 of Union Leader Corp. (publisher of Sunday and daily newspapers).

		Director	Principal Occupation or Occupation/Business
Name	Age	Since	Experience for Past Five Years

Edward W. Scripps (7) (8)	44	1998	Trustee of the Scripps Howard Foundation since August 2001. Trustee of the Scripps Howard Foundation from 1994 through 1998. Vice President of Scripps Howard Foundation from 1995 through 1998. News Director at KJRH-TV, a division of a subsidiary of the Company from February 1983 through September 1993.
Paul K. Scripps (9)	57	1986	Vice President/Newspapers of the Company from November 1997 to December 2001 and Chairman from December 1989 to June 1997 of a subsidiary of the Company.

(1)	Mr. Galloway was elected a member of the board of directors on November 21, 2002 by the members of the board of directors in accordance with the Company’s Code of Regulations. He is a director of the Bank of Montreal, Corel Corporation (a software company), Toromont Industries (a Cat dealer and gas compression company), and Harris Bankmont (a midwest bank).

(2)	Mr. Paumgarten is a director of Compucredit (a credit card company) and Catlin Westgen Ltd. (a property and casualty reinsurance company).

(3)	Mr. Tysoe is a director of Federated Department Stores, Inc. and Great American Financial Resources, Inc. (a holding company for an insurance and an annuity company).

(4)	Mr. Burleigh is a director of Ohio National Financial Services Company (a mutual insurance and financial services company).

(5)	Mr. Burlingame is a trustee of The Edward W. Scripps Trust.

(6)	In May 2002 Mr. Mohn was elected a director of the Company under the name Lee Masters, a name he was known by for business purposes for many years. He is a director of LodgeNet (an in-hotel-room movie provider) and Game Show Network (a privately held basic cable network).

(7)	Mr. Edward W. Scripps and Mrs. Scagliotti are cousins and are income beneficiaries of The Edward W. Scripps Trust.

(8)	Mr. Edward W. Scripps is a director of Fusion, Inc. (a software development company).

(9)	Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See “Certain Transactions — John P. Scripps Newspapers.”

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

2002 Board and Committee Meetings

      The board held four regularly scheduled meetings and four special meetings. The following committees of the board held the number of meetings indicated: Executive, 2; Audit, 7; Compensation and Incentive Plan, 4; and Nominating & Governance, 6. Each director attended all of the board of director meetings except two directors who each missed one special meeting. Each director attended all of the meetings of the board committee(s) on which the director served, except for one director who missed one executive committee meeting and one director who missed one compensation committee meeting.

Committees

      Executive Committee. William R. Burleigh (chairman), John H. Burlingame, Kenneth W. Lowe and Charles E. Scripps are the members of the executive committee which, if necessary, exercises all of the powers of the board in the management of the business and affairs of the Company between board meetings except the power to fill vacancies on the board or its committees.

      Audit Committee. Ronald W. Tysoe (chairman), Nackey E. Scagliotti and Julie A. Wrigley are the members of the audit committee, which, among other things, appoints the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the Company’s annual and quarterly financial statements. The internal and independent auditors have unrestricted access to the audit committee. The committee meets privately with the independent auditors, the internal auditors and with management.

      Compensation Committee. Ronald W. Tysoe (chairman), John H. Burlingame, David A. Galloway, Jarl Mohn and Edward W. Scripps are the members of the compensation committee, which oversees all compensation matters relating to the Company’s senior executives. Mr. Galloway was elected a member of the committee on November 21, 2002.

      Incentive Plan Committee. Ronald W. Tysoe (chairman), David A. Galloway and Jarl Mohn, three of the Company’s independent directors, are the members of the incentive plan committee, which approves all awards under the Company’s Long-Term Incentive Plan and approves all performance based bonus awards for the Company’s senior executives. The incentive plan committee is a subcommittee of the compensation committee and meets at the same time as the compensation committee. Mr. Galloway was elected a member of the committee on November 21, 2002.

      Nominating & Governance Committee. John H. Burlingame (chairman), William R. Burleigh, Nicholas B. Paumgarten and Julie A. Wrigley are the members of the policy governance committee. The purpose of the committee is to review the size and scope of the board, to recommend nominees to the board of directors, to formulate policies of board conduct and to insure that the board adopts generally accepted corporate governance standards. The committee does not consider nominees recommended by shareholders. At its February 26, 2003 meeting the name of the Policy Governance Committee was changed to the Nominating & Governance Committee.

REPORT ON THE COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company or its committees received an annual fee of $35,000 and an additional $2,000 for each meeting they attended of the board of directors or a committee thereof on which they served. Additionally, each director who was a committee chairman received an annual fee of $3,000. Directors who are employees of the Company do not receive any compensation for services as directors or committee members. In his capacity as chairman of the board of directors, Mr. Burleigh receives an annual fee in the amount of $100,000.

      During 2002, special nonqualified stock option awards were granted to Mr. Tysoe and Mr. Galloway. In recognition of Mr. Tysoe’s responsibilities as chairman of the audit and compensation committees, he was awarded a nonqualified stock option to purchase 10,000 of the Company’s Class A Common Shares. Upon his election as a director of the Company on November 21, 2002, Mr. Galloway was awarded a nonqualified stock option to purchase 2,500 of the Company’s Class A Common Shares. Both awards will be exercisable on November 21, 2003 and will remain exercisable until 2012. The exercise price is $77.61.

      Consistent with past practice, in April 2003 the non-employee directors each will receive a nonqualified stock option to purchase 5,000 of the Company’s Class A Common Shares. The option will be exercisable beginning on the first anniversary of the grant date and will remain exercisable until 2013. The exercise price will be the Fair Market Value of a Class A Common Share, as defined in the Plan, on April 29, 2003, the effective date of the award.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of February 28, 2003, of more than five percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name and Address	Class A		Voting
Of Beneficial Owner	Common Shares	Percent	Shares	Percent

The Edward W. Scripps Trust (1)	29,096,111	47.14%	16,040,000	87.32%
4310 Metro Parkway, Suite 115 Fort Myers, Florida
Paul K. Scripps and	615	.00%	1,616,113	8.86%
John P. Scripps Trust (2) P. O. Box 1211 Jamul, California

(1)	Under the Trust Agreement establishing The Edward W. Scripps Trust (the “Trust”), the Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The trustees of the Trust are Charles E. Scripps, Robert P. Scripps and John H. Burlingame. The Trust will terminate upon the death of the last to survive of two persons specified in the Trust, the younger of whom is 83 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Trust and distribution of the Trust estate. See “Certain Transactions — Scripps Family Agreement.”

(2)	See footnote 6 to the table under “Security Ownership of Management.”

REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT

      The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2003, by each director and each nominee for election as a director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name of Individual or	Class A		Voting
Number of Persons in Group	Common Shares(1)	Percent	Shares	Percent

William R. Burleigh	370,660	*	—	—
John H. Burlingame (2)	12,714	*	—	—
David A. Galloway	1,000	*	—	—
Kenneth W. Lowe	482,755	*	—	—
Jarl Mohn (3)	200	*	—	—
Nicholas B. Paumgarten (4)	25,250	*	—	—
Nackey E. Scagliotti	12,200	*	—	—
Charles E. Scripps (2) (5)	31,850	*	—	—
Edward W. Scripps	13,000	*	—	—
Paul K. Scripps (6)	615	*	1,616,113	8.86%
Ronald W. Tysoe	13,900	*	—	—
Julie A. Wrigley	32,000	*	—	—
Richard A. Boehne	178,559	*	—	—

			Common
Name of Individual or	Class A		Voting
Number of Persons in Group	Common Shares(1)	Percent	Shares	Percent

Frank Gardner	181,332	*	—	—
Alan M. Horton	206,567	*	—	—
John F. Lansing	50,142	*	—	—
All directors and executive officers as a group (25 persons) (7)	30,929,822	50.11%	17,656,113	96.12%

*	Shares owned represent less than one percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the officers and directors include Class A Common Shares underlying exercisable options and options that are exercisable within 60 days of January 31, 2003, held by him or her. The shares listed do not include the balances held in any of the directors’ or officers’ phantom share accounts that are the result of an election to defer compensation under the 1997 Deferred Compensation and Stock Plan for Directors or the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Executives, respectively.

(2)	This person is a trustee of the Trust and has the power, together with the other trustees of the Trust, to vote and dispose of the 29,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Charles E. Scripps has a life income interest in the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust. Mr. Scripps is not standing for reelection at the annual meeting of shareholders.

(3)	The shares for Mr. Mohn include shares held jointly with other family members and shares owned as a trustee of a family trust.

(4)	The shares listed for Mr. Paumgarten include 2,000 Class A Common Shares held in trusts for the benefit of Mr. Paumgarten’s sons and 850 shares owned by his wife. Mr. Paumgarten is the sole trustee of the aforesaid trusts. Mr. Paumgarten disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife.

(5)	The shares listed for Mr. Charles E. Scripps include 1,050 Class A Common Shares owned by his wife. Mr. Scripps disclaims any beneficial interest in these shares.

(6)	The shares listed for Mr. Paul K. Scripps include 119,520 Common Voting Shares and 408 Class A Common Shares held in various trusts for the benefit of certain relatives of Paul K. Scripps and 104 Class A Common Shares owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 Common Voting Shares held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of these trusts, holding 349,018 Common Voting Shares. He disclaims beneficial ownership of the shares held in the other four trusts.

(7)	The shares listed include the 29,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company owned by the Trust.

GOVERNANCE

      The audit and compensation committees of the board of directors amended their charters in February 2003 to comply with recent regulations. The nominating & governance committee has reviewed an amended charter and expects to approve such charter at its April meeting. The committee charters will be available for review on the Company’s web site in 2003.

      The nominating & governance committee is reviewing draft governance guidelines and is expected to recommend to the board of directors that such guidelines be formally adopted by mid-year. A copy will be available for review on the Company’s web site in 2003.

      The company is in the process of updating its 1996 Corporate Statement of Policy on Ethics and Professional Conduct. A specialized Code of Business Conduct and Ethics for Financial Executives has

been drafted and is expected to be adopted by the board of directors by mid-year and thereafter will be available for review on the Company’s web site. It is the responsibility of the audit committee and the chief financial officer to make sure that these policies are operative and have effective reporting and enforcement mechanisms.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee

      The members are Mr. Ronald W. Tysoe (chairman), Ms. Nackey E. Scagliotti and Ms. Julie A. Wrigley. The board of directors of the Company determined that none of the members of the committee has any relationship with the Company that could interfere with their exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules proposed under the Sarbanes-Oxley Act and the current and proposed New York Stock Exchange listing standards. The board also determined that each member of the committee is financially literate as defined under the current NYSE rules and that Mr. Tysoe is an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act.

Charter

      The committee amended its charter in February 2003 to comply with recent regulations. A copy is included as an appendix to the proxy statement.

Responsibilities/ Meetings

      The committee is responsible for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company and for such other activities as may be directed by the board.

      The committee held seven meetings during 2002 and, as of February 26, 2003, has had one meeting in 2003. During such meetings, management represented to the committee that the company’s quarterly financial statements and consolidated financial statements for the year ended December 31, 2002 were prepared in accordance with generally accepted accounting principles. The committee reviewed and discussed such financial statements with management and Deloitte & Touche, LLP, the company’s independent accountants, and discussed such other matters deemed relevant and appropriate by the committee. The committee discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees). Deloitte & Touche also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee also discussed with Deloitte & Touche its independence and whether the auditors’ provision of all other non-audit services is compatible with maintaining the auditors’ independence. In November 2002, the committee approved specific guidelines under which its independent auditors may perform non-audit services for the Company in 2003. It is also the policy of the committee that the Company notifies the audit committee prior to entering into any material consulting contracts with Deloitte & Touche.

      In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that these financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Audit Fees

      The following table sets forth fees for all professional services rendered by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to the Company for the years ended December 31, 2001 and 2002.

	2001	2002

Audit fees (1)	$654,600	$920,800
Audit related fees (2)	54,740	177,325

Total audit and audit related	709,340	1,098,125
Tax fees(3)	492,260	777,855
All other fees	–0–	–0–

Total fees (4)	1,201,600	1,875,980

(1)	Includes fees for quarterly reviews, accounting consultations, comfort letters, consents and audits of subsidiary companies.

(2)	Includes fees for assurance and related services including due diligence assistance and employee benefit plan audits.

(3)	Includes fees primarily for tax compliance services and tax planning services related to tax credits and incentives.

(4)	Includes fees for 2002 services expected to be billed in 2003.

The Audit Committee

Ronald W. Tysoe, Chairman
Nackey E. Scagliotti
Julie A. Wrigley

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

      The compensation committee of the board of directors is comprised of non-management directors. The committee establishes and oversees the Company’s executive compensation program. The members are Messrs. Ronald W. Tysoe (chairman), John H. Burlingame, David A. Galloway, Jarl Mohn and Edward W. Scripps.

      The incentive plan committee, a subcommittee of the compensation committee, approves awards under the Company’s Long-Term Incentive Plan. Messrs. Tysoe, Galloway and Mohn are the members of the incentive plan committee. (The compensation committee and the incentive plan committee hereinafter are jointly referred to as the “Committee.”)

Overview of the Company’s Compensation Philosophy

      The Company’s compensation program is designed to reflect a pay-for-performance philosophy and competitive market practices within and outside the media industry. All of the elements of this program have been developed with the objective of enhancing the Company’s performance and maximizing value to shareholders. The specific short- and long-term compensation elements used by the Company have the goal of attracting, retaining and motivating a highly-qualified management team.

Components of the Compensation Program

      The compensation program is reviewed annually to ensure consistency with competitive practices and alignment with Company objectives. It is comprised of cash compensation, including salary and annual bonus, and grants of nonqualified stock options and restricted stock under the Company’s 1997 Long-Term Incentive Plan.

      The Company participates in various compensation surveys including the Towers Perrin Media Industry Compensation Survey, which is a well-recognized resource within the media industry. These surveys provide competitive compensation information that is the foundation for determining appropriate compensation levels.

Base Salary

      Salary levels for executive officers of the Company are targeted to be at the median or market level in comparison to their respective industry and professional peers. Salary adjustments are a function of multiple factors including: competitive market levels for comparable positions; an executive’s position responsibilities; an executive’s job performance and contributions; and the Company’s performance. The performance factors are not assigned specific weights. Rather, the Committee applies its own judgment in evaluating the aggregate impact of these factors and in making base salary determinations.

      In considering salary increases for persons other than the chief executive officer, the Committee also takes into consideration recommendations made by the chief executive officer. Actual base salaries and corresponding adjustments for the named executives during calendar year 2002 were consistent with the previously referenced philosophy. Of the named executives, only Mr. Lowe, the chief executive officer, has an employment contract with the Company.

Annual Bonus

      The purpose of the annual bonus program is to support the Company’s objective of enhancing shareholder value by directly linking incentive pay to selected financial goals. The annual bonus opportunity reflects competitive market practices and, combined with base pay, represents the total cash element of the Company’s compensation program. Two key financial performance measures — operating cash flow and earnings per share — were used in 2002. These measures represented 60% and 40%, respectively, of each named executive’s bonus opportunity. The operating cash flow targets for Messrs. Horton, Gardner and Lansing were based on the performance of their respective divisions. The cash flow target for Messrs. Lowe and Boehne was based on consolidated performance.

      The Company’s 2002 bonus plans for Messrs. Gardner and Horton provided for a target bonus opportunity of 50% of base salary. The target bonus opportunities for Messrs. Boehne and Lansing were 60% and 40%, respectively, of base salary. It was possible for an actual bonus award to exceed or be less than an assigned target opportunity value, but in no case could an executive earn greater than 150% of his target bonus amount. The operating cash flow for the Company as a whole, and for each of its divisions, exceeded 2002 targets. The Company also exceeded its 2002 earnings per share target.

      The bonus award typically is payable in the first quarter of the calendar year following the actual plan year, although executives may elect to defer payment of the bonus until retirement or another predetermined date.

Long-Term Incentive

      The Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the collective interests of management and shareholders. In 1987, the Company adopted its first Long-Term Incentive Plan. Upon expiration of that Plan in 1997, the Company adopted the 1997 Long-Term Incentive Plan.

      Eligible participants in the Plan include executive officers, senior corporate and operating managers, and other key corporate and operating employees. The Plan allows for several different types of stock-based awards, but only two types of awards have been granted to date — nonqualified stock options and restricted stock awards. Stock options represent a right to purchase the Company’s Class A Common Shares at the fair market value per share as of the date the option is granted. Restricted stock awards represent Class A Common Shares of the Company which are subject to forfeiture under certain circumstances. The recipient cannot sell or otherwise dispose of such shares until the applicable restriction period lapses.

      Stock Options. Annually, the Company considers whether or not to make stock option awards. Individual award amounts are predicated on an executive’s past personal achievements, his or her contributions to the business, market competitiveness associated with respective job responsibilities and his or her potential to materially build future shareholder value.

      Stock options are granted at not less than fair market value of the Company’s Class A Common Shares on the date of the grant. Stock options have value only if the share price appreciates following the date of the grant, thereby providing the incentive for participating executives to focus on the long-term financial performance of the Company.

      Each of the named executives received a nonqualified stock option award in 2002. These awards are exercisable in three equal annual installments beginning in 2003.

      Restricted Stock. Executives may be granted restricted stock awards in conjunction with, among other things, promotions or the assignment of additional responsibilities. None of the named executives received a restricted stock award in 2002.

Compensation of the Chief Executive Officer

      The chief executive officer’s 2002 compensation package consisted of a base salary of $875,000 and a target cash bonus opportunity of 80% of such salary ($700,000). Mr. Lowe’s bonus plan for 2002 was based on the criteria outlined above under “Annual Bonus.”

      In February 2003, the Committee reviewed Mr. Lowe’s performance as CEO. The Committee specifically noted Mr. Lowe’s individual efforts and accomplishments during 2002 and also considered the Company’s progress in implementing its strategic plans. Effective January 1, 2003, Mr. Lowe’s annual base salary was increased to $925,000.

      The Company entered into an employment contract with Mr. Lowe in July of 1999 when he served as president of Scripps Networks, Inc., a subsidiary of the Company that operates national television networks Home & Garden Television, Do It Yourself, Food Network and Fine Living. This contract was in force for calendar year 2002, and in addition to the previously referenced salary and bonus opportunities, included material stock-based compensation. Details pertaining to Mr. Lowe’s contract are included under “Other Transactions.”

      Mr. Lowe was awarded an option on February 20, 2002 to purchase 125,000 of the Company’s Class A Common shares in recognition of his performance in the previous calendar year.

      Pursuant to his employment contract Mr. Lowe was issued 19,208 unrestricted shares on January 15, 2002 in recognition of his contributions to the success of Scripps Networks. Mr. Lowe received a cash payment of $27,660 on January 31, 2002 related to the issue of the unrestricted shares. The amount of this payment represented dividend income that would have been payable to Mr. Lowe had he received the shares on July 20, 1999, the date he entered into an employment contract with the Company.

Response to Omnibus Budget Reconciliation Act of 1993

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any one year to a company’s chief executive officer and each of its four other most highly compensated executives. Performance-based compensation, if approved by shareholders, is exempt from Section 162(m). The Company’s executive compensation plans adhere to the exemption provisions set forth by Section 162(m).

      The compensation tables that follow are intended to better enable our shareholders to understand the compensation practices of the Company. Shareholder comments may be sent to the attention of the Company’s secretary.

The Compensation Committee

Ronald W. Tysoe, Chairman
John H. Burlingame
David A. Galloway
Jarl Mohn
Edward W. Scripps

Summary Compensation Table

      The following table sets forth information regarding the compensation earned by, paid to or awarded to the Company’s chief executive officer, and each of the Company’s four other most highly compensated executive officers, during each of the Company’s last three fiscal years.

				Long-Term Compensation
				Awards
						All
				Restricted	Securities	Other
		Annual Compensation		Stock	Underlying	Compen-
Name and				Awards(s)	Options/	sation
Principal Position	Year	Salary	Bonus	(1)	SARs(#)	(2)

Kenneth W. Lowe	2002	$875,000	$951,020	$0	125,000	$30,418
President and	2001	800,000	0	3,855,000	100,000	28,002
Chief Executive Officer (3)	2000	630,000	400,992	2,840,025	120,000	21,819
Richard A. Boehne	2002	$535,000	$436,111	$0	60,000	$16,925
Executive Vice President	2001	515,000	0	0	50,000	16,288
	2000	475,000	276,045	0	40,000	14,761
Frank Gardner	2002	$525,000	$383,565	$0	35,000	$9,262
Senior Vice President &	2001	510,000	0	1,000,000	35,000	7,474
Chairman, Scripps Networks, Inc.	2000	490,000	237,302	0	35,000	7,376
Alan M. Horton	2002	$525,000	$318,045	$0	50,000	$20,910
Senior Vice President/	2001	510,000	0	0	45,000	20,305
Newspapers	2000	475,000	193,943	0	35,000	18,904
John F. Lansing	2002	$350,000	$168,364	$0	35,000	$12,305
Senior Vice President/ Television

(1)	The aggregate number and value of restricted share holdings for each named executive officer as of the end of 2002 were as follows: Mr. Lowe held 108,873 shares, with a value of $8,330,417; Mr. Gardner held 11,682 shares, with a value of $893,848; and Mr. Lansing held 1,500 shares, with a value of $114,780. Dividends were paid during 2002 on shares of restricted stock held by each named executive officer at a rate of fifteen cents per share for each quarter. Messrs. Boehne and Horton did not hold any restricted shares at December 31, 2002. The value of the restricted shares is based on the average of the high and low closing sale prices of the Company’s shares on December 31, 2002 which was $76.515.

(2)	Represents compensation contributed pursuant to the Scripps Retirement and Investment Plan and the Scripps Executive Savings Restoration Plan, and imputed income as a result of insurance coverage exceeding $50,000 annually.

(3)	On January 1, 2000 Mr. Lowe’s annual base pay rate was $500,000. On January 24, 2000 he was elected president and chief operating officer and his annual base pay rate was increased to $600,000. He was elected president and chief executive officer of the Company effective in October 2000 and his annual base pay rate was increased to $720,000. Mr. Lowe entered into an employment agreement with the Company as of July 20, 1999. The terms of this agreement are disclosed under “Other Transactions.” Deferred stock units awarded to Mr. Lowe under the terms of this agreement are not restricted shares and are therefore not included in the summary compensation table.

Option/ SAR Grants in 2002

      The following table sets forth certain information regarding options for Class A Common Shares granted in 2002 under the Company’s Long-Term Incentive Plan to named executives who participate therein.

					Potential Realizable
	Individual Grants				Value at
					Assumed Annual
	Number of	% of Total			Rates of
	Securities	Options/			Share Price
	Underlying	SAR’s	Exercise		Appreciation for
	Options/SARs	Granted to	Or Base		Option Term
	Granted	Employees	Price	Expiration
Name	(#)	in 2002	($/Sh)	Date	5%($)	10%($)

Kenneth W. Lowe	125,000	10.90%	$75.11	2012	$5,904,535	$14,963,250
Richard A. Boehne	60,000	5.20%	$75.11	2012	$2,834,177	$7,182,360
Frank Gardner	35,000	3.04%	$75.11	2012	$1,653,270	$4,189,710
Alan M. Horton	50,000	4.40%	$75.11	2012	$2,361,814	$5,985,300
John F. Lansing	35,000	3.04%	$75.11	2012	$1,653,270	$4,189,710
Total awards to all employees	1,149,405	100.0%

      The following table sets forth certain information regarding the number and value of options for Class A Common Shares held by the named executives at December 31, 2002. Three executives exercised options during 2002.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			12/31/02(#)	12/31/02($)
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise(#)	Realized	Unexercisable(1)	Unexercisable(1)

Kenneth W. Lowe	6,500	$431,201	223,534/231,666	$7,639,512/2,019,242
Richard A. Boehne	8,100	$520,055	116,334/106,666	$3,652,416/860,520
Frank Gardner	—	—	125,000/70,000	$3,737,128/656,722
Alan M. Horton	32,900	$1,786,086	160,733/91,667	$5,646,856/759,676
John F. Lansing	—	—	29,333/45,667	$814,184/220,905

Equity Compensation Plan Information

      The following table sets forth certain information as of December 31, 2002 for each category of equity compensation plan under which equity securities are authorized for issuance to employees and directors in exchange for consideration in the form of goods or services.

		Weighted-	Number of securities
		average exercise	remaining available for
	Number of securities	price of	future issuance under
	to be issued upon	outstanding	equity compensation
	exercise of	options,	plans (excluding
	outstanding options,	warrants and	securities reflected in
Plan Category	warrants and rights	rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,840,034	$54.39	3,915,890
Equity compensation plans not approved by security holders (1)	76,831	—	19,207
Total	4,840,034	$54.39	3,915,890

(1)	Represents 96,038 deferred stock units granted to Mr. Lowe. See “Other Transactions” for additional information.

REPORT ON STOCKHOLDER RETURN — PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total return on the Company’s Class A Common Shares, assuming an initial investment of $100 as of December 31, 1997, and based on the market prices at the end of each year and assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and an index based on a peer group of media companies.

	1997	1998	1999	2000	2001	2002

S&P 500	$100	$127	$151	$136	$118	$91

Scripps	$100	$104	$95	$134	$142	$167

Media Index	$100	$107	$139	$117	$121	$136

      The companies in the peer group index are Belo Corporation, Gannett Co. Inc., Knight Ridder, Inc., Lee Enterprises, Inc., The New York Times Company, Tribune Company, and the Washington Post Company. The index is weighted based on market capitalization. The companies included in the peer group were approved by the compensation committee.

REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Ronald W. Tysoe, John H. Burlingame, David A. Galloway, Jarl Mohn and Edward W. Scripps are the members of the Company’s compensation committee.

      Mr. Edward W. Scripps is a general partner, holding a 5% interest, in the Jefferson Building Partnership, (the “Jefferson Partnership”) which was formed in 1984. The Albuquerque Publishing Company, which is the Company’s 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease for 2002 was approximately $1,931,306. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

      Mr. John H. Burlingame is a member of the executive committee of the Company’s board of directors. Mr. Burlingame is also a trustee of The Edward W. Scripps Trust and for 2003 is expected to continue to serve as a trustee. The trustees have the power to vote and dispose of the 29,096,111 Class A Common Shares and 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust. See “Security Ownership of Certain Beneficial Owners.”

      Mr. John H. Burlingame is a retired partner of Baker & Hostetler LLP. Baker & Hostetler served as legal counsel to the Company and to The Edward W. Scripps Trust in 2002 and is expected to provide legal services to the Company and to the Trust in 2003.

REPORT ON THE COMPANY’S PENSION PLAN

      The Company’s executive officers and substantially all other non-union employees of the Company are participants in a non-contributory defined benefit pension plan maintained by the Company (the “Pension Plan”). Contributions to the Pension Plan are based on separate actuarial computations for each business unit and are made by the business unit compensating the particular individual.

	Years of Services

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

300,000	$55,000	$73,000	$91,000	$110,000	$128,000
400,000	74,000	98,000	123,000	147,000	172,000
500,000	92,000	123,000	154,000	185,000	215,000
600,000	111,000	148,000	185,000	222,000	259,000
700,000	130,000	173,000	216,000	260,000	303,000
800,000	149,000	198,000	248,000	297,000	347,000
900,000	167,000	223,000	279,000	335,000	390,000
1,000,000	186,000	248,000	310,000	372,000	434,000
1,500,000	280,000	373,000	466,000	560,000	653,000
1,750,000	327,000	436,000	545,000	654,000	762,000
2,500,000	467,000	623,000	779,000	935,000	1,090,000

      The above table shows the annual normal retirement benefits which, absent the maximum benefit limitations (the “Benefit Limitations”) imposed by Section 415(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be payable pursuant to the Pension Plan upon retirement at age 65 (based upon the 2002 social security integration level under the Pension Plan), pursuant to a straight life annuity option, for employees in the compensation ranges specified and under various assumptions with respect to average final annual compensation and years of credited services.

      In general, the Benefit Limitations limit the annual retirement benefits that may be paid pursuant to the Pension Plan to $160,000 (subject to further cost-of-living increases promulgated by the United States Secretary of the Treasury). The Company supplements payments under the Pension Plan with direct pension payments equal to the amount, if any, by which the benefits that otherwise would be payable under the Pension Plan exceed the benefits that are permitted to be paid under the Benefit Limitations. Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable social security integration level plus 1.25% of average final annual compensation in excess of the social security integration level, multiplied by the employee’s years of credited service. An employee’s benefits are actuarially adjusted if paid in a form other than a life annuity.

      An employee’s average final compensation is the average annual amount of his pensionable compensation (generally salary and bonus, excluding the Scripps Retirement & Investment Plan and any other annual or long-term compensation reflected in the Summary Compensation Table) for service during the five consecutive years within the last ten years of his employment for which his total compensation was greatest. The employee’s years of credited service equal the number of years of his employment with the Company (subject to certain limitations). As of December 31, 2002, the years of credited service of the individuals named in the cash compensation table were as follows: Mr. Lowe — 23; Mr. Gardner — 18; Mr. Horton —  32; Mr. Boehne — 17; Mr. Lansing — 7.

      In May 1996, the board of directors of the Company adopted a Selected Officer Retirement Program, the purpose of which is to provide supplemental retirement benefits to certain key employees of the Company who meet the eligibility requirements. Participants in the program must be specifically designated as participants by the compensation committee. As of February 28, 2003, the Program has three retired employee participants. No active employee has been designated for participation in such plan. A participant begins to receive benefits under the plan upon retirement. The amount of the benefit is a percentage of the participant’s highest three-year average earnings subject to certain offsets and maximums.

      In December 1998, the compensation committee of the board of directors of the Company authorized adoption of an executive savings restoration plan designed to enable executives of the Company to restore savings benefits that may be lost due to tax law limitations. This plan is a plan designed to complement the Company’s 401(k) savings and retirement plan by enabling participants to enhance savings for retirement on a pre-tax basis.

REPORT ON CERTAIN TRANSACTIONS

Scripps Family Agreement

      General. The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the “Signatories”) consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps and John P. Scripps were sons of the founder of the Company.

      If the Trust were to have terminated as of January 31, 2003, the Signatories would have held in the aggregate approximately 93.38% of the outstanding Common Voting Shares as of such date.

      Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a ten-year period after termination of the Trust and may be renewed for additional ten-year periods.

      Transfer Restrictions. No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

      Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

      Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the shareholders of the Company, will vote his Common Voting Shares in accordance with decisions reached at the meeting of the Signatories.

      John P. Scripps Newspapers

      In connection with the merger in 1986 of the John P. Scripps Newspaper Group (“JPSN”) into a wholly owned subsidiary of the Company (the “JPSN Merger”), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

      JPSN Board Representation Agreement. The Edward W. Scripps Trust and John P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are shareholders of the Company have the right to designate one person to serve on the Company’s Board of directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps’ estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Shares in favor of the person designated by John P. Scripps’ children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company’s board of directors and is a nominee for election at the annual meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Shares.

      Stockholder Agreement. The former shareholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Shares received by such shareholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The Edward W. Scripps Trust or comple-

tion of a public offering of Common Voting Shares. Under the agreement, if a shareholder has received a written offer to purchase 25% or more of his Common Voting Shares, the Company has a “right of first refusal” to purchase such shares on the same terms as the offer. On the death of any of these shareholders, the Company is obligated to purchase from the shareholder’s estate a sufficient number of the Common Voting Shares of the Company to pay federal and state estate taxes attributable to all shares included in such estate; this obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a shareholder, the Company has an option to buy all Common Voting Shares of the Company owned by such shareholder. Under the agreement, stockholders owning 25% or more of the outstanding Common Voting Shares issued pursuant to the JPSN Merger may require the Company to register Common Voting Shares (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the shareholders’ expense in a public offering. In addition, the former shareholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include Common Voting Shares (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of Common Voting Shares.

Other Transactions

      For information concerning certain transactions which involve Mr. Charles E. Scripps and Mr. Edward W. Scripps, see “Compensation Committee Interlocks and Insider Participation.”

      Mr. John H. Burlingame is a retired partner of Baker & Hostetler LLP which served as legal counsel to the Company and to The Edward W. Scripps Trust (the “Trust”) in 2002 and is expected to perform such services in 2003.

      Mr. Nicholas B. Paumgarten is a managing director of J.P. Morgan Chase (“J.P. Morgan”). Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan) is a lender to the Company under its Competitive Advance/ Revolving Credit Agreement. J.P. Morgan has performed investment banking services for the Company in the past and may again perform investment banking services for the Company.

      Until December 6, 2002, the Trust leased space from the Company for its offices. The Trust reimbursed the Company at fair market value for rent, utilities and supplies. The aggregate amount in 2002 was $159,865.

      Mr. Charles E. Scripps holds a 15% general partner interest in the Jefferson Partnership. For additional information on such partnership, please refer to the “Report on Compensation Committee Interlocks and Insider Participation.”

      During 2002, the Company executives named in the following table had loan agreements, in excess of $60,000, with the Company pursuant to the Employee Stock Purchase Loan Program. This program was designed to assist key employees in exercising stock options. Such plan was discontinued in 2002 and no new stock loans were entered into for calendar year 2002 with any executive officer. In accordance with the then terms of the loan program, executives agreed to repay their loan within ten years of the effective date of their agreement. The interest rate for each loan was the Federal rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as of the day on which the loan was made, compounded monthly.

	Largest aggregate amount of	Loan amount outstanding	Interest
Name	indebtedness in 2002	at December 31, 2002	Rate

William R. Burleigh	$2,731,672	$–0–	5.12%
Richard A. Boehne	61,495	–0–	5.12
Daniel J. Castellini (1)	200,395	177,657	5.12
Daniel J. Castellini (1)	249,069	225,529	6.27
Alan M. Horton	542,851	290,902	6.29
J. Robert Routt (2)	65,149	–0–	5.12

(1)	Mr. Castellini retired in 2002. He has two loan agreements outstanding with the Company.

(2)	Mr. Routt left the Company in 2002.

      Mr. Kenneth W. Lowe entered into an employment agreement with the Company in July 1999. The original term of this agreement continues through 2003 and will be automatically extended as of January 1, 2004, and as of each January 1 of each succeeding even number calendar year thereafter, for two additional years, unless earlier terminated as provided in the agreement or unless either party gives the other six months advance notice of a decision not to extend the agreement. Under this agreement, Mr. Lowe is entitled to an annual salary, to be set by the Compensation Committee of the Company, at a rate not less than the annual salary payable by the Company to him for the immediately preceding year. In recognition of the value Mr. Lowe had created for the Company and to provide him with an incentive to enhance the profitability of the Company in the future, Mr. Lowe received a grant under the employment agreement of 96,038 deferred stock units, each of which entitles him to receive one Class A Common Share of the Company. These units mature at the rate of 20% per year from 2000 through 2004. If his employment under the agreement is terminated for any reason before any maturity date, Mr. Lowe, or his designated beneficiary in case of his death, shall receive Class A Common Shares for the deferred stock units on each remaining maturity date as if Mr. Lowe were still employed. When these units are exchanged for Class A Common Shares, Mr. Lowe will receive a cash payment equal to the cash dividends that would have been paid on such shares between July 1999 and the relevant maturity date. Furthermore, under the agreement, the Company agreed to grant Mr. Lowe restricted Class A Common Shares under the Company’s Long-Term Incentive Plan for each year from 1999 through 2003 that he remains employed by the Company. The number of shares granted is based on the increase in value of the Company’s cable networks from one year to the next. The increase in value is determined each year by an outside firm. No shares are awarded unless the value of the cable networks increases by at least 15% over the prior year. If the minimum is reached or exceeded, the number of shares awarded to Mr. Lowe equals one percent of the total increase in value divided by the fair market value of a Class A Common Share on December 31 of the relevant calendar year. Each grant of restricted shares vests at the rate of 20% over five years from the grant date. Unvested shares and rights to future grants are forfeited if Mr. Lowe’s employment is terminated for Cause (as defined in the agreement) or if Mr. Lowe terminates the agreement for reasons other than a Change in Control (as defined in the agreement) or a material breach by the Company of the agreement. If Mr. Lowe’s employment terminates by reason of his death or disability or as a result of a Change in Control, all unvested shares vest automatically and all rights to future grants of restricted shares are forfeited. If Mr. Lowe’s employment terminates as a result of termination without Cause or termination in the event of a material breach by the Company, all unvested shares vest automatically and Mr. Lowe retains all rights to future grants of restricted shares. If Mr. Lowe’s employment is terminated as a result of his death or disability, or he is terminated by the Company without Cause, or if Mr. Lowe terminates his employment following a Change in Control or a material breach of the agreement by the Company, the Company is obligated to continue to pay Mr. Lowe’s salary and provide him with certain benefits for the greater of two years or the then remaining term under the employment agreement. A description of Mr. Lowe’s compensation for 2002, including the awards granted pursuant to his employment agreement, is included in the Compensation Committee’s report under the caption “Compensation of the Chief Executive Officer”.

      The Company agreed to employ Mr. B. Jeff Craig as its vice president and chief technology officer and entered into an employment agreement with him in January 2001, with an effective date of February 19, 2001. The term of such agreement continues through 2003. Under the agreement, Mr. Craig is entitled to an annual salary of not less than $250,000 and is eligible to participate in executive level incentive bonus and benefit programs. He is also entitled to an annual stay bonus of $115,000 payable in each of three years. The first stay bonus, in the amount of $115,000 was paid in 2002. In connection with the foregoing, the Company awarded Mr. Craig 1,500 restricted Class A Common Shares and a nonqualified option to purchase 13,000 Class A Common Shares. The restricted stock will vest at the end of 2003 and the option will vest in three installments by the end of 2003. The Company has loaned Mr. Craig $300,000, to be repaid, with interest at 6% per year, by January 2004. Mr. Craig paid the first installment of his loan obligation, $134,905, in January 2003. If Mr. Craig’s employment is terminated by the

Company without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), Mr. Craig is entitled to a lump sum payment equal to one year’s salary and the Company will be required to forgive the outstanding balance then payable under the loan.

      The Company employed Mr. Joseph G. NeCastro as its senior vice president and chief financial officer effective May 3, 2002. In connection with his employment, the Company paid Mr. NeCastro $339,835 in relocation bonus and reimbursements (including the gross-up for withholding taxes), and also purchased his residence through a relocation firm for $697,500. To assist Mr. NeCastro in satisfying an obligation with his previous employer, the Company also paid him a $661,626 signing bonus (including the gross-up for withholding taxes) and loaned him $356,905. If Mr. NeCastro voluntarily resigns within three years of his date of hire, he will be required to pay the Company $350,000. If he voluntarily resigns between three and five years of his date of hire, he will be required to pay the Company $175,000. Mr. NeCastro must repay the loan, with interest at 4.75% per year, by July 26, 2007. A portion of Mr. NeCastro’s annual performance bonus, if any, will be used to repay interest and principal on the loan. Simultaneously with such payment, the Company has agreed to pay Mr. NeCastro an additional bonus, the net amount of which will equal withholding taxes applicable to the portion of the bonus used for the loan payment. If his employment with the Company is terminated for any reason, all outstanding principal and accrued interest must be paid within thirty (30) days of the date of such termination. The Company has agreed to pay Mr. NeCastro two times his base salary if he is terminated before May 3, 2005 without cause or involuntarily within one year after a change in control.

REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than ten percent of the Company’s Class A Common Shares (“10% shareholders”), to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with.

REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS

      At its February 26, 2003 meeting, the audit committee of the board of directors approved the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 2003. The full board ratified this recommendation on February 27, 2003. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be available to answer questions.

REPORT ON SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Any shareholder proposals intended to be presented at the Company’s 2004 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Cincinnati, Ohio, on or before November 21, 2003, for inclusion in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders.

      If a shareholder intends to raise at the Company’s 2004 annual meeting a proposal that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before February 1, 2004. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2004 proxy statement.

OTHER MATTERS

      The solicitation of proxies is made by and on behalf of the board of directors. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Class A Common Shares.

      The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting.

      The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors.”

      Under Ohio law and the Company’s Articles of Incorporation, broker non-votes for Class A Common Shares and abstaining votes for both Class A Common Shares and Common Voting Shares will not be counted in favor of, or against, election of any nominee.

      If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The board does not know of any other matters which will be presented for action at the meeting.

      A copy of the Company’s Annual Report for the year ended December 31, 2002 is enclosed.

By order of the board of directors,

M. DENISE KUPRIONIS, ESQ.
Vice President
Corporate Secretary/ Director of Legal Affairs

March 19, 2003

Appendix

The E. W. Scripps Company

Audit Committee Charter

      Approved by the committee on February 26, 2003 and ratified by the board of directors on February 27, 2003.

1.	Purpose

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to shareholders, potential shareholders, and the investment community. The purpose of the committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (iv) the compliance by the company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the committee required to be included in the company’s annual proxy statement.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

2.	Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

      B. Members. The members of the Committee shall be appointed and/or removed by the Board of Directors, upon the recommendation of the Nominating & Governance Committee, and shall number at least three, who meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law. The Board of Directors shall also designate a Committee Chair. No member shall simultaneously serve on the audit committee of more than two other public companies. The Board of Directors shall also make a determination on the independence of each Committee member and a determination as to whether or not there is a financial expert, as determined by the applicable rules, serving on the Committee.

      C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and the head of internal audit, without management present; to meet separately with management, without the independent auditors or the head of internal audit present; and to meet in private with only the Committee members present.

      D. Quorum; Action by Committee. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      E. Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be made available to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

3.	Responsibilities

The following shall be the principal responsibilities of the Audit Committee:

      A. Engagement of Independent Auditors. The Committee shall have sole authority to engage the independent auditors, including in connection with any non-audit services, and oversee, evaluate and, where appropriate, replace the independent auditors. The Committee shall approve the fees paid to the independent auditors, including in connection with any non-audit services.

      B. Determination as to Independence and Performance of Independent Auditors. The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall include all relationships between the independent auditor and the Company and which shall be not less frequently than annually. The Committee shall discuss such reports with the auditors, and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditors. The Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Committee shall consult with management and the head of internal audit and shall obtain and review a report by the independent auditors describing their internal control procedures, material issues raised by their most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent auditors. The Committee shall consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.

      C. Determination as to Performance of Internal Auditors. The Committee shall annually review the experience and qualifications of the senior members of the internal audit department and the quality control procedures of the internal auditors.

      D. Audits by Internal and Independent Auditors. The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal auditor and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. Management and the internal auditor shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

      The Committee shall discuss with management the company’s risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management procedures.

      E. Pre-Approval of Audit and Non-Audit Services. The Committee shall approve guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. Annually, the Committee may approve in advance any audit or non-audit service provided to the Company by the independent auditors, up to a pre-approved amount and so long as such individual work assignments are approved by the Chief Financial Officer. The Chief Financial Officer shall annually report to the Committee the status all such individual work assignments.

      F. Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

      G. Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

      H. Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also review the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentations to be made) to the extent required by applicable law or listing standards, or as it deems necessary or appropriate. The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71.

      I. Review of Certain Matters with Internal and Independent Auditors.The Committee shall review periodically with management, the internal auditor and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

      J. Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality, critical accounting policies and alternative treatments of financial information under GAAP. The Committee may also review the audit team’s communications with its national office.

      K. Preparation of Report for Proxy Statement. The Committee shall produce the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

      L. Committee Performance Evaluation. The Committee shall evaluate its performance on an annual basis based on criteria developed by the Nominating and Governance Committee.

      M. Policies for Employment of Former Audit Staff. The Committee shall approve guidelines for the Company’s hiring of employees or former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

      N. Establishment of “Whistleblowing” Procedures. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      O. Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

      P. Review of Certain Transactions with Directors and Related Parties.The Committee shall review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

      Q. Access to Records, Consultants and Others. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      R. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

      S. Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors.

The E.W. Scripps Company c/o Corporate Trust Services Mail Drop 10AT66—4129 38 Fountain Square Plaza Cincinnati, OH 45202

Your Control Number is:

You are now able to cast your vote by using a touch-tone telephone or by using the Internet
Instructions for voting are on the reverse side. Your Control number for voting is noted above.

fold and detach here

Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated March 28, 2003 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Dated _______________________________ , 2003
(Please date your Proxy)

Signature of Shareholder
Please sign exactly as your name appears hereon,
indicating, where proper, official position or
representative capacity.
When signing as Attorney, Executor, Administrator,
Trustee, etc., give full title as such.

Vote by Telephone
 Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet
 Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote. Ohio law allows proxy voting by electronic means.

Vote by Mail
 Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Trust Services, P.O. Box 535800, Pittsburgh, Pennsylvania 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone phone	cast your vote	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 P.M. Eastern Standard Time on April 28, 2003 to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

THE E. W. SCRIPPS COMPANY	PROXY FOR
CLASS A COMMON SHARES

     The undersigned hereby appoints KENNETH W. LOWE, RICHARD A. BOEHNE and M. DENISE KUPRIONIS and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The E. W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Tuesday, April 29, 2003 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1.	[ ] FOR, or [ ] WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

(01) David A. Galloway (02) Nicholas B. Paumgarten (03) Ronald W. Tysoe (04) Julie A. Wrigley

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1.

(Continued, and to be signed, on other side)

The E.W. Scripps Company c/o Corporate Trust Services Mail Drop 10AT66—4129 38 Fountain Square Plaza Cincinnati, OH 45202

Your Control Number is:

You are now able to cast your vote by using a touch-tone telephone or by using the Internet.
Instructions for voting are on the reverse side. Your Control number for voting is noted above.

fold and detach here

Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated March 28, 2003 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Dated _______________________________ , 2003
(Please date your Proxy)

Signature of Shareholder
Please sign exactly as your name appears hereon,
indicating, where proper, official position or
representative capacity.
When signing as Attorney, Executor, Administrator,
Trustee, etc., give full title as such.

R.S. Rowe & Company, Inc.; Job No. 11546; Proof of 3-14-03
 (781) 849-9700; (212) 926-2444; (800) 324-6202; FAX No. (781) 849-9740
EMAIL Address: rsrowe@interserv.com

pm6\5th-3rd\ewsc-voting-prx.

Vote by Telephone
 Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet
 Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote. Ohio law allows proxy voting by electronic means.

Vote by Mail
 Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Trust Services, P.O. Box 535800, Pittsburgh, Pennsylvania 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone phone	cast your vote	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 P.M. Eastern Standard Time on April 28, 2003 to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

THE E. W. SCRIPPS COMPANY	PROXY FOR
COMMON VOTING SHARES

     The undersigned hereby appoints KENNETH W. LOWE, RICHARD A. BOEHNE and M. DENISE KUPRIONIS and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The E. W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Tuesday, April 29, 2003 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1.	☐ FOR, or ☐ WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

(01) William R. Burleigh (02) John H. Burlingame (03) Kenneth W. Lowe (04) Jarl Mohn

(05) Nackey E. Scagliotti (06) Edward W. Scripps (07) Paul K. Scripps

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1.

(Continued, and to be signed, on other side)